UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Ascendant Solutions, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which the transaction applies:

(2)	Aggregate number of securities to which the transaction applies:

(3)	Per unit price or other underlying value of the transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of the transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

May 31, 2007

Dear Stockholder:

Due to a printing error, the white proxy card you received a few days ago did not list the name of Anthony J. LeVecchio, a nominee for Class B Director standing for re-election. The proxy card filed with the Securities and Exchange Commission through EDGAR was correct and has no need for revision. Stockholders with shares held in “street name” by brokers, banks and nominees received the correct proxy materials.

We have enclosed a replacement blue proxy card. If you have not yet submitted the white proxy card, please discard it and use the enclosed blue card instead. If you have already submitted the white card, please complete and return the blue card as well. It will supersede the earlier card.

When using the blue card, please be sure to vote on all proposals, and then sign and date the card.

We apologize for any inconvenience this may have caused. We hope you are able to attend our Annual Meeting of Stockholders at the Addison Conference Centre, 15650 Addison Rd., Addison, Texas 75001 on June 14, 2007 at 2:00 pm.

Sincerely,

Susan K. Olson

Secretary